Exhibit 10.13

                         AMENDED AND RESTATED EARNINGS
                         PARTICIPATION AWARD AGREEMENT

           THIS AMENDED AND RESTATED EARNINGS PARTICIPATION AWARD AGREEMENT, dated April 15, 2005 (the "Agreement"), is made by and between Avatar Holdings Inc., a Delaware corporation (the "Company"), and Jonathan Fels (the "Participant") and amends and restates in its entirety the Earnings Participation Award Agreement (the "Original Agreement") between the Company and the Participant, dated March 6, 2003 (the "Award Date").

           The Company and the Employee wish to provide for certain modifications to the Original Agreement and wish to amend, restate and supersede the Original Agreement, all upon the terms and conditions set forth herein.

           The Cash Award and the Stock Award (each as defined in the Original Agreement) granted to the Participant pursuant to the Original Agreement remain in effect as amended and restated in this Agreement.

1. AWARD. Pursuant to the provisions of the (i) Avatar Holdings Inc. Executive Incentive Compensation Plan, as the same may be amended, restated, modified and supplemented from time to time (the "Executive Plan") the Committee (as defined in the Executive Plan) hereby awards to the Participant, as of the Award Date, subject to the terms and conditions of the Executive Plan and subject further to the other provisions herein set forth, the Cash Award and (ii) Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan, as the same may be amended, restated, modified and supplemented from time to time (the "1997 Plan" and together with the Executive Plan, collectively the "Plans") the Committee (as defined in the 1997 Plan) hereby awards to the Participant, as of the Award Date, subject to the terms and conditions of the 1997 Plan and subject further to the terms and conditions and other provisions herein set forth, the Stock Award if, as of an applicable Performance Goal Test Date (as defined below), the Performance Goal (as defined below) applicable to a Cash Award or the Stock Award, as the case may be, is satisfied.

2. CERTAIN DEFINITIONS.

           (a) Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plans.

           (b) Each reference contained in this Agreement to:

                     "Actual Gross Profit Amount" shall mean the Company's cumulative Gross Profit during the Performance Period.

                     "Business Plan" shall mean the Company's business plan for the period commencing on January 1, 2003 and ending on December 31, 2007, as submitted to the Compensation Committee on or prior to the Award Date.

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                     "Cash Award" shall mean, with respect to each fiscal year
           during the Performance Period ending on a Performance Goal Test Date, a cash payment equal to two percent (2%) of the excess, if any, of
           (x) the Gross Profit earned by the Company for such fiscal year, over
           (y) the Minimum Gross Profit Level for such fiscal year.

                     "Change in Control" shall mean any of the following events:
           (a) a person or entity or group of persons or entities, acting in concert, becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing ninety percent (90%) or more of the combined voting power of the issued and outstanding Common Stock; (b) the Board of Directors of the Company approves any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of the event described in clause (a) above, and such transaction shall have been consummated; or (c) the Company ceases to be engaged, directly or indirectly, and does not intend to be engaged at any time in the foreseeable future, in any real estate business. The date on which a Change in Control is consummated, with respect to clauses (a) and (b), or occurs, with respect to clause
           (c), is herein referred to as the "Change in Control Date."

                     "Common Stock" shall mean common stock, par value $1.00 per share, of the Company.

                     "Excluded Amounts" shall mean, with respect to a fiscal year of the Company, as at any date of determination, an amount equal to the dollar amount of any Gross Profit attributable to Harbor Islands and the Rio Rico Excluded Properties for such fiscal year.

                     "Fair Market Value" shall mean the average of the closing prices of the Common Stock for the fifteen trading days ending with and including the measuring date if the Common Stock is readily tradeable on a national securities exchange, the National Association of Securities Dealers Automated Quotation System or other national market system, provided, however, if such exchange or system is not open for business on any day during such period or the Common Stock was not traded on any day during such period, the Fair Market Value shall be determined as of the most recent fifteen trading days ending with and including the measuring date on which such exchange or system shall have been open for business and the Common Stock was traded, and if the Common Stock is not readily tradeable as set forth above, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Common Stock of the Company.

                     "Gross Profit" shall mean, with respect to a fiscal year of the Company, the excess, if any, of (x) the sum of (i) the amount set forth in the Company's audited Consolidated Statements of Operations as set forth in the Company's annual report on Form 10-K (the "Income


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           Statement") for such fiscal year with respect to the line item "Net income (loss)" plus (ii) the amount, if any, set forth in the Company's Income Statement for such fiscal year with respect to the line item "Income tax expense (benefit)", to the extent that there is "Income tax expense" less (iii) the amount, if any, set forth in the Company's Income Statement for such fiscal year with respect to the line item "Income tax expense (benefit)", to the extent that there is "Income tax (benefit)" plus (iv) the amount(s), if any, set forth in the Company's Income Statement for such fiscal year relating to any income tax expense included in any income or (loss) attributable to the discontinued operations and/or extraordinary items set forth in the Income Statement less (v) the amount(s), if any, set forth in the Company's Income Statement for such fiscal year relating to any income tax (benefit) included in any income or (loss) attributable to such discontinued operations and/or extraordinary items set forth in the Income Statement, over (y) the Excluded Amounts for such fiscal year.

                     "Harbor Islands" shall mean the development and/or sale of the Company's property in Hollywood, Florida, generally known by the Company as parcels 1, 8 and 9 at "Harbor Islands."

                     "Minimum Cumulative Gross Profit Level" shall mean that as of the Last Day of the Performance Period (x) the Actual Gross Profit Amount is greater than (y) the Target Gross Profit Amount.

                     "Minimum Gross Profit Level" shall mean the Gross Profit set forth opposite each fiscal year ending on the dates set forth below:

                        FISCAL YEAR END                         GROSS PROFIT
                        ---------------                         ------------
                       December 31, 2003                        $10,000,000
                       December 31, 2004                        $12,000,000
                       December 31, 2005                        $14,400,000
                       December 31, 2006                        $17,280,000
                       December 31, 2007                        $20,736,000

                     "Payment Date" shall have the meaning ascribed to such term in Section 3(c).

                     "Performance Goal" shall mean (i) in the case of the Cash Award, the achievement of the Minimum Gross Profit Level in any fiscal year, ending on December 31, during the Performance Period and
           (ii) in the case of the Stock Award, the achievement of the Minimum Cumulative Gross Profit Level for the entire Performance Period.

                     "Performance Goal Test Date" shall mean with respect to the Cash Award, December 31 of each year within the Performance Period and with respect to the Stock Award, the Last Day of the Performance Period.

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                     "Performance Period" shall mean the period commencing
           January 1, 2003 and ending on December 31, 2007 (December 31, 2007, being the "Last Day of the Performance Period").

                     "Rio Rico Excluded Properties" shall mean those parcels of land not suitable for development in accordance with the Company's current Business Plan due to environmental factors located in the Company's property in Rio Rico, Arizona, generally known by the Company as "Rio Rico".

                     "Stock Award" shall mean a grant of a number of shares of Common Stock having a Fair Market Value on the Payment Date equal to two percent (2%) of the excess, if any, of (x) the Actual Gross Profit Amount over (y) the Target Gross Profit Amount.

                     "Target Gross Profit Amount" shall mean $186,956,000.

3. TERMS AND CONDITIONS. The Cash Award and the Stock Award (together, the "Awards") evidenced by this Agreement are subject to the following terms and conditions:

           (a) The payment of performance-based compensation described herein is contingent upon the achievement of the Performance Goal applicable to a Cash Award or the Stock Award, as the case may be.

           (b) Subject to Section 4 hereof (i) the Participant shall be entitled to receive a payment on the related Payment Date pursuant to the Cash Award if the applicable Performance Goal is satisfied on the applicable Performance Goal Test Date and (ii) the Participant shall be entitled to receive on the related Payment Date the Common Stock pursuant to the Stock Award if the applicable Performance Goal is satisfied on the applicable Performance Goal Test Date.

           (c) The applicable Committee shall determine whether a Performance Goal has been met as of the applicable Performance Goal Test Date and, (i) if it has, shall so certify in writing and ascertain the amount of cash to be paid, if any, or Common Stock to be issued, if any, to the Participant and (ii) if it has not, shall so certify in writing with a brief explanation as to the methodology and calculation of the Committee in determining that such Performance Goal has not been met. Payments of cash, if any, or the issuance of Common Stock, if any, pursuant to the Awards shall be made to the Participant, in each case within thirty (30) days following the filing with the Securities and Exchange Commission of an annual report on Form 10-K (which contains audited financial statements) for the year ended as of the applicable Performance Goal Test Date (each such date being a "Payment Date").

           (d) Notwithstanding anything to the contrary contained in this Agreement, in the event a Change in Control occurs during the Performance Period, (i) the Participant shall no longer be entitled to receive any issuance of shares of Common Stock pursuant to the Stock Award and (ii) the Participant


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shall be entitled to receive a pro rata portion of the Cash Award (as of the
Change in Control Date) for the fiscal year in which such Change in Control occurs. The Committee shall determine the basis, methodology and calculation for, and any estimates used in, determining the prorated Actual Gross Profit Amount and prorated Minimum Gross Profit Level for the portion of the fiscal year preceding the Change in Control Date. The determination of the Committee as to any such partial award shall be final and binding on all parties, including the Participant and the Company. Such prorated Cash Award shall be paid to the Participant on or promptly following the Change in Control Date.

4. LIMITATIONS ON COMPENSATION. Notwithstanding anything to the contrary herein, the maximum payment of cash pursuant to the Cash Award or the issuance of Common Stock pursuant to the Stock Award to the Participant hereunder shall be subject to the limitations in the Plans and the Participant's employment agreement with the Company or a subsidiary thereof, each as may be amended from time to time.

5. TERMINATION OF EMPLOYMENT.

           (a) For purposes of this Section 5, the terms Cause, Without Cause, Good Reason, Without Good Reason and Disability shall have the meanings ascribed to such terms in the Participant's amended and restated employment agreement with Avatar Properties Inc. ("Avatar Properties"), dated as of the date hereof, as amended or restated from time to time; provided, however, if the Participant is no longer employed pursuant to such employment agreement, each such term shall have the meaning ascribed to it in the employment agreement last in effect which contains such defined term.

           (b) If the Participant's employment with Avatar Properties is terminated by Avatar Properties for Cause or by the Participant Without Good Reason, in addition to any other consequences of such termination provided for in this Agreement or any other agreement, notwithstanding Section 3 hereof, Participant shall forfeit any right to cash payments or Common Stock issuances that would otherwise accrue pursuant to this Agreement on or after the date of such termination.

           (c) If the Participant's employment with Avatar Properties is terminated by Avatar Properties Without Cause or by the Participant for Good Reason, the Participant shall be entitled to continue to receive such cash payments or Common Stock issuances as would otherwise be made pursuant to this Agreement as though the Participant's employment had not been terminated.

           (d) If the Participant's employment with Avatar Properties is terminated due to the Participant's death or Disability, notwithstanding Section 3 hereof:

                      (i) the Participant shall be entitled to receive only that portion of any cash payments or Common Stock issuances otherwise payable pursuant to Section 3(c) hereof following such termination, equal to the product of (x) a fraction (which in no event shall exceed one (1)) the numerator of which is the number of completed


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           whole months elapsed after the first day of the Performance Period to the date of death or Disability, as the case may be, and the denominator of which is the number of whole months from the first day of the Performance Period until the applicable Performance Goal Test Date and (y) the amount of any cash payments or Common Stock issuances that would have been payable pursuant to Section 3(c) hereof if the Participant remained an employee of Avatar Properties through and including the Last Day of the Performance Period; provided, however, that with respect to cash payments pursuant to the Cash Award, the Participant shall only be eligible to receive a cash payment for the fiscal year in which the Participant's employment was terminated for death or Disability, as the case may be, and the Participant shall not be eligible for any additional cash payments; and

                      (ii) the Participant will have no right to any other payments hereunder.

           Any payments shall be made to the Participant (or the executor or administrator of the deceased Participant's estate or the person or persons to whom the deceased Participant's rights shall pass by will or the laws of descent or distribution, as applicable) no later than the relevant Payment Date.

6. FORFEITURE UPON BREACH OF RESTRICTIVE COVENANTS. Notwithstanding anything to the contrary set forth in this Agreement, if the Participant breaches any provision relating to the Participant's covenant to keep information confidential, not to compete, not to solicit or similar restrictive covenant contained in the Participant's employment agreement or any other agreement with the Company or any of its subsidiaries or affiliates (each of the foregoing entities being referred to herein collectively as the "Avatar Entities" and each as an "Avatar Entity"), after the expiration of any notice and cure period, then in addition to any other rights or remedies arising from or relating to such breach the Participant shall forfeit any right to any cash payments or Common Stock issuances that would otherwise accrue pursuant to this Agreement on or after the date of such breach.

7. CLAWBACK; ADDITIONAL PAYMENTS; NO OFFSET BY PARTICIPANT; COMPANY OFFSET.

           (a) In the event that the Company's financial statements with respect to any fiscal year (or portion thereof) within the Performance Period are restated within eighteen (18) months following the payment to the Participant of cash pursuant to the Cash Award or the issuance to the Participant of Common Stock pursuant to the Stock Award such that Gross Profit is less than previously reported, the Participant shall pay to the Company upon demand by the Company following the filing of such restated financial statements with the Securities and Exchange Commission, an amount equal to the sum of (i) the excess of (A) the Excess Bonus Payments (as defined below) over (B) the hypothetical income tax liability attributable to such Excess Bonus Payments (as determined by the Committee by applying the highest marginal United States federal, state and local individual income tax rates applicable to an individual resident of Coral Gables, Florida for the relevant taxable period, taking into account the deductibility of state and local income taxes for federal income tax purposes), and (ii) as determined by the Committee, the present value of any tax benefits


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accruing to the Participant as a result of making any payments pursuant to this
Section 7(a) to the Company. For purposes of the preceding sentence, "Excess Bonus Payments" shall mean an amount equal to the sum of (A) the difference between (x) the amount of the cash payment pursuant to the Cash Award paid to the Participant with respect to any fiscal year (or portion thereof) in which the audited financial statements have been restated and (y) the amount that cash payment pursuant to the Cash Award would have been if the Company had used the restated financial statements to determine the amount of the Company's Gross Profit for the applicable Performance Goal Test Date and (B) the difference between (x) the Fair Market Value on the Payment Date of the Common Stock issued pursuant to the Stock Award and (y) the amount that the Fair Market Value of the Common Stock would have been on the Payment Date if the Company had used the restated financial statements to determine the amount of the Company's Actual Gross Profit Amount on the Last Day of the Performance Period.

           (b) In the event that the Company's financial statements with respect to any fiscal year (or portion thereof) within the Performance Period are restated within eighteen (18) months following the payment to the Participant of cash pursuant to the Cash Award or issuance to the Participant of Common Stock pursuant to the Stock Award such that Gross Profit is greater than previously reported, the Company shall pay to the Participant upon demand by the Participant following the filing of such restated financial statements with the Securities and Exchange Commission, an amount (the "Lesser Bonus Payments") equal the sum of (A) the difference between (x) the amount that the cash payment pursuant to the Cash Award would have been if the Company had used the restated financial statements to determine the amount of the Company's Gross Profit for the applicable Performance Goal Test Date less (y) the amount of the cash payment pursuant to the Cash Award paid to the Participant with respect to any fiscal year (or portion thereof) in which the audited financial statements have been restated and (B) the difference between (x) the amount that the Fair Market Value of the Common Stock issued to the Participant pursuant to the Stock Award would have been on the Payment Date if the Company had used the restated financial statements to determine the amount of the Company's Actual Gross Profit Amount on the Last Day of the Performance Period and (y) the Fair Market Value on the Payment Date of the Common Stock issued pursuant to the Stock Award. At the option of the Company, the amount of the Lesser Bonus Payments attributable to the Stock Award may be payable in cash or Common Stock.

           (c) The Participant shall be obligated to pay to the Company any amount due pursuant to this Section 7 regardless of whether the Participant has or claims to have any claim against any of the Avatar Entities, and the Participant shall have no right to offset any amount due or claimed to be due from any of the Avatar Entities. The Company shall be obligated to pay to the Participant any amount due pursuant to this Section 7 regardless of whether the Company has or claims to have any claim against the Participant, and the Company shall have no right to offset any amount due or claimed to be due from the Participant or any of its affiliates.


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           (d) In the event that the Participant has failed to repay any amount required pursuant to Section 7(a) above, the Company shall be entitled to offset such amount against any amounts due from the Company to the Participant.

           (e) The foregoing provisions of this Section 7 shall not be applicable to any restatement, after the consummation of a Change in Control (as defined in clauses (a) and (b) of the definition of "Change in Control" above), of the Company's financial statements with respect to any fiscal year (or portion thereof) within the Performance Period.

8. TAXES. Any cash payment pursuant to a Cash Award or Common Stock issuance pursuant to the Stock Award shall be net of any amounts required to be withheld pursuant to applicable federal, state, local and foreign tax withholding requirements. The Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe. In connection with any issuance of Common Stock pursuant to the Stock Award, the Company may require the Participant to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit the Participant to pay all or a portion of the federal, state, local and foreign withholding taxes arising in connection with the Stock Award and any distribution of shares of Common Stock in respect thereof by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates prescribed by statute or regulation.

9. NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not confer upon the Participant any right to continued employment by any of the Avatar Entities, nor shall it interfere in any way with the right of the Participant's employer to terminate the Participant's employment at any time for any reason or no reason.

10. NO OBLIGATION TO PURSUE PROJECTS. This Agreement shall in no way obligate the Company to pursue any projects, developments or sales of any assets, and the Company may limit, abandon or change any projects, developments or sales of any assets at any time in its sole discretion and the Company shall have no obligation to take any action or provide any financing with respect to any projects, developments or sales of any assets.

11. UNSECURED CREDITOR STATUS; NO PARTNERSHIP. The Participant shall rely solely upon the unsecured promise of the Company, as set forth herein, for payment hereunder, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title, or interest, nor at any time in the future. This Agreement is an


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agreement to pay compensation for services provided by the Participant and is not a partnership or joint venture and is not intended to create a partnership or joint venture between the Company and the Participant or any other person. The Participant shall take no position inconsistent with this characterization.

12. ASSIGNMENT; SUCCESSORS.

           (a) The Cash Award, Stock Award and any interest of the Participant in any such awards may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer any such Awards in contravention of this Section 12(a) is void ab initio. The Awards shall not be subject to execution, attachment or other process.

           (b) The Company's rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any Avatar Entity or successor thereof. The term "successor" shall mean, with respect to any Avatar Entity, any other corporation or other business entity which, by merger, consolidation, purchase of assets, or otherwise, acquires all or a material part of the assets of such Avatar Entity.

           (c) In the event of the Participant's death, the Participant's rights and obligations hereunder shall be binding upon and inure to the benefit of the Participant's heirs and legal representatives.

13. CONSTRUCTION. The Plans and this Agreement will be construed by and administered under the supervision of the applicable Committee in such Committee's sole and absolute discretion, and all determinations of such Committee will be final and binding on the Participant.

14. NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, (i) to the Participant at the last address specified in the Participant's employment records, or such other address as the Participant may designate in writing to the Company, or
(ii) to the Company, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134, Attention: Chief Executive Officer, with a copy to the Company's Corporate Secretary, or such other address as the Company may designate in writing to the Participant.

15. FAILURE TO ENFORCE NOT A WAIVER. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

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17. INCORPORATION OF PLANS. Each of the Plans is hereby incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plans, as the Plans may be amended from time to time.

18. STOCKHOLDER APPROVAL OF 1997 PLAN. In the event that the requisite number of shares of Common Stock reserved for issuance under the 1997 Plan to issue the Common Stock pursuant to the Stock Award are not available, the Company shall undertake to submit an amendment to the 1997 Plan (the "1997 Plan Amendment"), which increases the number of shares available for issuance thereunder to satisfy the Company's obligations pursuant to the Stock Award for approval by stockholders at an annual meeting or meetings (or at a special meeting or special meetings) after it is determined that additional shares of Common Stock are needed for issuance pursuant to the Stock Award. The Participant agrees that the failure of the Company's stockholders to approve the 1997 Plan Amendment (and any adverse financial consequences to Participant resulting therefrom) shall not constitute a "good reason" under the Participant's employment with the Company or any other Avatar Entity.

19. ATTORNEYS' FEES. In the event that either party hereto commences litigation against the other to enforce such party's rights hereunder, the prevailing party shall be entitled to recover all costs, expenses and fees, including reasonable attorneys' fees (including in-house counsel), paralegals' fees, and legal assistants' fees through all appeals.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

21. MISCELLANEOUS. This Agreement cannot be modified or terminated orally. This Agreement, the Plans and the letter agreement, dated as of the date hereof, among the Company, Avatar Properties and the Participant, contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

                            (signature page follows)





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           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                      AVATAR HOLDINGS INC.

                                      By: /s/ Gerald D. Kelfer
                                          ------------------------------------
                                          Name: Gerald D. Kelfer
                                          Title: Chief Executive Officer


                                          /s/ Jonathan Fels
                                          ------------------------------------
                                          Jonathan Fels